Exhibit 4.3

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
628 JAMIE CIRCLE
KING OF PRUSSIA, PA 19406

NOTICE OF SHAREHOLDER ACTION

Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (“VFCT”) approved an Agreement and Plan of Share Exchange, dated as of July 6, 2006 (the “Share Exchange Agreement”), by and between VFCT and Quetzal Capital 1, Inc., a Florida corporation (“QUETZAL”), and all of the matters contemplated by the Share Exchange Agreement under which, among other things, (a) VFCT will become a 100%-owned subsidiary of QUETZAL, upon the terms and subject to the conditions set forth in the Share Exchange Agreement, and (b) QUETZAL will issue approximately 40,000,000 shares of common stock to the VFCT stockholders upon completion of the Share Exchange, in exchange for the VFCT shareholders VFCT common stock. All of these events contemplated by the Share Exchange Agreement are referred to collectively as the “Share Exchange.”

Upon completion of the Share Exchange, the former stockholders of VFCT will become the controlling stockholders of QUETZAL, and their designees will become the directors and principal executive officers of QUETZAL. The former VFCT stockholders will own approximately 80% of QUETZAL after the Share Exchange.

We describe more fully the Share Exchange and related matters in the attached Information Statement, which includes as Appendix A a copy of the Share Exchange Agreement.

Approval of the Share Exchange and related proposals requires the affirmative vote of a majority of the outstanding shares of VFCT common stock entitled to vote. Collectively, management of VFCT owns or controls 94.4% of the outstanding common stock of VFCT. Management of VFCT has approved the Share Exchange and related transactions.

You have a right to dissent to the Share Exchange and to obtain payment in cash for the fair value of your shares by complying with certain procedures described more fully in the attached Information Statement.

By Order of the Board of Directors of
Valley Forge Composite Technologies, Inc.

Louis J. Brothers
King of Prussia, PA
July 6, 2006

-i-

INFORMATION STATEMENT

APPENDICES
Appendix A: Share Exchange Agreement and attached related agreements
Appendix B: Amended Certificate of Incorporation of Quetzal Capital 1, Inc.
Appendix C: Pennsylvania Business Corporation Law, Dissenter’s Rights Statutes
Appendix D: Shareholder’s Notice of Exercise of Dissenter’s Rights
Appendix E: Valley Forge Composite Technologies, Inc. Form 8-K

-ii-

SUMMARY

This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you to understand fully the Share Exchange and related proposals.

The Share Exchange and Related Transactions
The boards of directors and the majority shareholders QUETZAL and VFCT have agreed on a Share Exchange of VFCT with VFCT becoming a wholly-owned subsidiary of QUETZAL. In the Share Exchange, VFCT stockholders will receive 40,000 shares of QUETZAL for each share of VFCT common stock that they own. Following the Share Exchange, the former VFCT stockholders will become the controlling stockholders of QUETZAL and their designees will become the directors and principal executive officers of the combined company. See “MANAGEMENT FOLLOWING THE SHARE EXCHANGE” at page 12. Assuming one hundred percent participation in the share exchange by the former VFCT stockholders, the former stockholders of VFCT will own 80% of the outstanding common stock of QUETZAL after the Share Exchange.

The Share Exchange is expected to be tax-free to QUETZAL and VFCT and to VFCT stockholders who receive shares of QUETZAL common stock. Consummation of the Share Exchange is not subject to any regulatory approval.

Approval of the Share Exchange by both constituent corporations occurred on July 6, 2006.

The Share Exchange Agreement is attached to this Information Statement as Appendix A. Please read the Share Exchange Agreement, as it is the legal document that governs the Share Exchange.

VFCT stockholders should carefully consider certain risk factors in evaluating the Share Exchange. See “RISK FACTORS” beginning on page 12.

The boards of directors of both QUETZAL and VFCT believe that the Share Exchange and the related agreements are fair to you and is in your best interests.

The Parties to the Share Exchange
QUETZAL- QUETZAL, a Florida corporation, was formed in 2005. Since its inception, QUETZAL has been an asset-less shell corporation whose purpose has been to become a public company and to locate and merge with an operating business. QUETZAL’s common stock is registered under the Securities Exchange Act of 1934, as amended, and QUETZAL files periodic reports with the Securities and Exchange Commission. However, prior to the Share Exchange QUETZAL only had a single shareholder, and, therefore, there is no trading of QUETZAL’s common stock.

VFCT- VFCT was formed as a Pennsylvania corporation on November 21, 1996. VFCT has the U.S. and certain worldwide rights to an enhanced detection system. See “Information with respect to VFCT.” At December 31, 2005, VFCT had total assets of $25,265 of which $14,850 was cash and cash equivalents. Total liabilities were $48,229 of which $42,000 was due to a stockholder.

At December 31, 2004, VFCT had total assets of $84,000 of which $69,756 was cash and cash equivalents. Total liabilities were $44,320 of which $42,000 was due to a stockholder.

VFCT intends to manufacture its prototype detection system and to market it primarily to government interests.

Comparative Pro Forma and Historical Per Share Data
The unaudited, comparative per common share data for QUETZAL and VFCT on a pro forma combined and historical basis are summarized below. The pro forma combined information gives effect to the Share Exchange on the assumption that the companies had always been combined for accounting and financial reporting purposes. In presenting the pro forma information for the time period shown on the table, it is assumed that the companies had been consolidated for financial reporting purposes throughout this period. You should read this information in conjunction with the historical financial statements and related notes, included herein. You should not rely on the pro forma information as being indicative of the results that will be achieved after the Share Exchange.

The combined pro forma data represents the effect of the Share Exchange on a share of QUETZAL common stock.

QUETZAL CAPITAL I, INC.

Unaudited Pro Forma Balance Sheet
(As of March 31, 2006)

	VFCT	QUETZAL	ADJUSTMENT	PRO
			DEBIT/CREDIT	FORMA

ASSETS

Current Assets

Cash and Cash Equivalents	$3,633	$1,905		$5,538
Accounts Receivable	1,339,511	0		1,339,511

TOTAL CURRENT ASSETS	1,343,144	1,905		1,345,049

PROPERTY & EQUIPMENT, NET	7,868	0		7,868

Total Assets	$1,351,012	$1,905		$1,352,917

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts Payable &
Accrued Expenses	$489,403	$158		$489,561
due to stockholders	890,322	2,000		892,322

Total Current Liabilities	1,379,725	2,158		1,381,883

Shareholders’ Deficit
Common stock, $.001 par value,
100,000,000 shares authorized;
50,000,000 shares issued
and outstanding	1	5,000	44,999	50,000

Additional Paid-In Capital	1,354,999	0	50,252	1,304,747
Accumulated Deficit	(1,383,713)	(5,253)	5,253	(1,383,713)

Total Stockholders’ Deficit	(28,713)	(253)		(28,966)

Total Liabilities &
Stockholders’ Deficit	$1,351,012	$(1,905)		$1,352,917

NOTE 1:

	Debit	Credit

Additional Paid-in Capital	50,252
Common stock		44,999
Accumulated deficit		5,253
To record the recapitalization of Valley Forge Composite Technologies, Inc and the issuance of 45,000,000 shares of common stock of Quetzal Capital I, Inc for all the stock of Valley Forge Composite Technologies, Inc., the acquisition has been accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of Valley Forge Composite, pursuant to which Valley Forge Composite is treated as the continuing entity.

QUETZAL CAPITAL I, INC.

Unaudited Pro Forma Statement of Operations
(As of March 31, 2006)

	VFCT	QUETZAL	ADJUSTMENT	PRO
			DEBIT/CREDIT	FORMA

SALES	$1,339,511	$0		$1,339,511

COSTS AND EXPENSES

COST OF SALES	588,200	0		588,200
RESEARCH & DEVELOPMENT	150,000	0		150,000
EXPENSES
SELLING & ADMINISTRATIVE	757,108	111		757,219
EXPENSES
	1,495,308	111		1,495,419

LOSS FROM OPERATIONS	(155,797)	(111)		(155,908)

OTHER INCOME

INVESTMENT INCOME	48	0		48

NET LOSS	$(155,749)	$(111)		$(155,860)

BASIC AND DILUTED NET	$(155.75)	$0		$(.03117)
LOSS PER SHARE

WEIGHTED AVERAGE NUMBER	1,000	5,000,000		5,000,000
OF SHARES USED IN
CALCULATING BASIC AND
DILUTED NET LOSS PER SHARE

Market for and Resale of QUETZAL Common Stock
Prior to the Share Exchange, QUETZAL had one stockholder of record, Quetzal Capital Funding 1, Inc., a Florida corporation. Quetzal Capital Funding 1, Inc. owned all of the issued and outstanding shares of QUETZAL. Following the Share Exchange and assuming a 100% participation by former VFCT stockholders, Quetzal Capital Funding 1, Inc.’s 100% ownership of QUETZAL will be reduced to 10% and the VFCT shareholders will own 80% of QUETZAL, There is currently no established public trading market for the common stock of QUETZAL. However, QUETZAL intends to apply for trading of its common stock on the Over-the-Counter-Bulletin-Board (“OTCBB”) following consummation of the Share Exchange.

Although QUETZAL’s class of common stock is registered under the Securities Exchange Act of 1934, as amended, the shares of QUETZAL common stock issued to VFCT stockholders in the Share Exchange will not be registered for public trading under the Securities Act of 1933, as amended, immediately following the Share Exchange. Such shares of QUETZAL common stock will have certain restrictions as to transferability.

After the Share Exchange, QUETZAL will have 50,000,000 shares of common stock outstanding. QUETZAL will reserve an additional 3,000,000 shares of capital stock as consideration for payment of consulting fees. The contemplated directors and officers of QUETZAL following the Share Exchange will beneficially own 66% of the outstanding common stock of QUETZAL.

Interests of Certain Directors and Executive Officers in the Share Exchange
Certain directors and executive officers of QUETZAL and VFCT, who are also stockholders, will receive benefits as a result of the Share Exchange that are different from or in addition to the benefits you will receive, primarily with respect to management positions in the combined company or contracts with the combined company.

Louis J. Brothers, currently a director and the chief executive officer of VFCT, will become the chairman of the board of directors of QUETZAL upon consummation of the Share Exchange. Mr. Brothers will own or control 18,880,000 shares or 33% of the outstanding common stock of the combined company. Larry K. Wilhide, currently a director and executive officer of VFCT, will become a director and officer of VFCT. Mr. Wilhide will own or control 18,880,000 shares or 33% of the outstanding common stock of the combined company.

The VFCT board of directors was aware of and considered such interests in approving the Share Exchange and related proposals. See “INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS IN THE SHARE EXCHANGE” at page 10.

Relationships and Transactions with Management
The three shareholders of Quetzal Capital Funding 1, Inc., which was the sole shareholder of QUETZAL, are shareholders in a related company, Coast To Coast Equity Group, Inc., a Florida corporation (“COAST”). Pursuant to the Share Exchange Agreement, QUETZAL will execute a Consulting Agreement wherein COAST will provide certain investor relations services to QUETZAL in exchange for warrants representing 3,000,000 shares of QUETZAL capital stock. Both COAST and Quetzal Capital Funding 1, Inc. will benefit from the execution of a Registration Rights Agreement which will allow the shares of QUETZAL owned by these two companies and certain as yet unknown capital investors of QUETZAL to be registered under the Securities Act of 1933, as amended. A copy of the Consulting Agreement and the Registration Rights Agreement are attached to the Share Exchange Agreement. These agreements will survive the Share Exchange.

Rights of Dissenting Stockholders
The stockholders of VFCT have a right to dissent to the Share Exchange and to obtain payment in cash for the fair value of their shares by complying with certain prescribed procedures. This means that if you comply with certain procedures you have the right to receive payment for your shares based upon an independent determination of their value. In addition to the summary of dissenters’ rights for VFCT, at page 7, copies of the Pennsylvania laws regarding dissenters’ rights are attached as appendices to this information statement. Failure to follow these provisions may result in a loss of your dissenters’ rights.

Cautionary Statement About Forward-Looking Statements
Some of the statements in this information statement under the captions Summary, Risk Factors, Plan of Operation, and elsewhere in this information statement are “forward-looking statements.” Forward-looking statements include, among other things, statements about the security technology business, our plans and objectives for future operations, the likelihood of our success in developing and expanding our business, and other statements that are not historical facts. The forward-looking statements included herein are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties, many of which are beyond our control. When used in this information statement, the words “anticipate,” believe,” “estimate,” or similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things, the risks set forth in the Risk Factors section.

Rights of Dissenting Stockholders
The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the Pennsylvania Business Corporation Law of 1988, referred to as the BCL, and is qualified in its entirety by the full text of Subchapter D, Section, 15 of the BCL, which is comprised of sections 1571 through 1580 (hereafter “Subchapter D”), and the text of section 1931(d) of the BCL, which are reprinted in their entirety as Appendix C to this information statement. Any VFCT shareholder who desires to exercise his or her dissenters’ rights should review carefully section 1574 (Notice of Intention to Dissent) and section 1576 (Failure to Comply with Notice to Demand Payment, Etc.) is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in section 1572 to a “shareholder” and in this summary to a “VFCT shareholder” or a “holder of VFCT stock” are to the record holder of shares as to which dissenters’ rights are asserted.

VFCT stockholders who oppose or dissent to the Share Exchange have a right to receive cash, in lieu of QUETZAL common stock, for the fair value of their VFCT common stock in accordance with procedures prescribed by Pennsylvania law.

VFCT stockholders who oppose the Share Exchange may elect to receive payment in cash for their shares of VFCT common stock. If you elect to receive payment in cash for your VFCT common stock, you must notify VFCT in writing on or before August 7, 2006, state the number of shares you wish to sell, and enclose a properly endorsed share certificate(s) representing the number of shares of VFCT common stock being surrendered. Upon receiving such notice, together with the properly endorsed share certificate(s), VFCT’s board of directors will determine the fair value of your shares.

Any VFCT stockholder who contemplates exercising a dissenter’s right to receive cash for the fair value of his or her common stock is urged to read carefully sections 1574, 1575, 1576 and 1578 of Subchapter D of the BCL, attached to this Information Statement as Appendix C.

Subject to the exceptions stated below, holders of VFCT stock who comply with the applicable procedures summarized below will be entitled to dissenters’ rights.

What Are Dissenters’ Rights? VFCT shareholders who follow the proper procedures will be entitled to receive from VFCT the fair value of their shares, calculated as of the close of business on the date on which VFCT’s shareholders approved the Share Exchange. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the Share Exchange. VFCT shareholders who elect to exercise their dissenters’ rights must comply with all of the procedures to preserve those rights.

Notice of Intention to Dissent. If you wish to exercise your dissenters’ rights, you must follow the procedures set forth in Appendix C. You must file a written notice of intention to demand the fair value of your shares with the Chairman of the Board of VFCT prior August 7, 2006. You must not make any change in your beneficial ownership of VFCT shares from the date you file the notice until the effective time of the Share Exchange. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares.

If you assert your dissenters’ rights, you must ensure that VFCT receives your demand form and your certificates on or before the demand deadline, which will be 30 days after the date of the notice of approval. All mailings to VFCT are at your risk. Accordingly, VFCT recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with VFCT, each within the specified time periods, you will lose your dissenters’ rights under the BCL. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the Share Exchange.

Payment of Fair Value by VFCT. All dissenters, wherever residing, whose demands have not been settled will be made parties to any appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter’s shares, plus interest, or if VFCT previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter’s shares is found to exceed the amount previously remitted, plus interest.

A DISSENTING STOCKHOLDER MUST STRICTLY ADHERE TO THE PROCEDURAL STEPS PRESCRIBED BY SUBCHAPTER D IN ORDER TO PERFECT DISSENTERS’ RIGHTS. THE FAILURE OF A VFCT STOCKHOLDER TO COMPLY WITH THESE PROCEDURAL STEPS WILL RESULT IN THE STOCKHOLDER RECEIVING QUETZAL SHARES IN EXCHANGE FOR HIS OR HER VFCT SHARES BASED ON THE EXCHANGE RATIO SET FORTH IN THE SHARE EXCHANGE AGREEMENT.

INFORMATION WITH RESPECT TO QUETZAL

Description of the Business
QUETZAL was incorporated in Florida on June 27, 2005. The Company was formed solely for the purpose of serving as a vehicle to effect a merger or share exchange with an operating private company. In November 2005, QUETZAL registered its common stock as a class with the Securities and Exchange Commission and became a reporting company under the Exchange Act. QUETZAL has no operations, no significant assets, and no liabilities. QUETZAL has no employees.

For the fiscal year ended December 31, 2005, QUETZAL had total assets of $0.00 and total liabilities of $142.00. QUETZAL had a net loss of $5,142.

At March 31, 2006 QUETZAL had total assets of $1,905 in cash and total liabilities of $2,158. QUETZAL had a net loss of $111 for the three month period ended
 March 31, 2006.

QUETZAL is not presently a party to any material litigation nor, to the knowledge of management, is any such litigation threatened.

QUETZAL’s audited Financial Statements are included in its Form 10-KSB, filed on April 14, 2006 and its unaudited quarterly financial statements are included in its Form 10-QSB filed on May 15, 2006. Both documents are available at the Securities and Exchange Commission’s website, at www.sec.gov, by following the link to “Filing and Forms (EDGAR),” then “Search for Company Filings”, then “Companies & Other Filers” and then entering the word QUETZAL CAPITAL.

Plan of Operation
Upon consummation of the Share Exchange, VFCT’s management intends to continue its security technology activities. Management is also considering using QUETZAL as the vehicle to effect a Share Exchange, exchange of capital stock, asset acquisition or similar business combination with another business utilizing the capital resources of both QUETZAL and VFCT.

Description of QUETZAL’s Common Stock
QUETZAL is currently authorized to issue 100,000,000 shares of common stock with a par value of $.001 per share.

Each outstanding share of QUETZAL common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. A majority of the shares entitled to vote is required to approve any matter submitted for a vote. There is no cumulative voting with respect to the election of directors. A quorum requires that the holders of a majority of the outstanding shares of common stock be present, either in person or by proxy. The holders of QUETZAL common stock possess the exclusive voting power.

Holders of QUETZAL common stock have no conversion or redemption rights or preemptive rights to subscribe for any of QUETZAL’s common stock. All shares of QUETZAL common stock have equal dividend, liquidation and other relative rights.

Holders of QUETZAL common stock are entitled to dividends on a pro rata basis upon a declaration of dividends by the board of directors. Dividends are payable only out of funds legally available for the payment of dividends. The board is not required to declare dividends and it is expected that the board of directors of QUETZAL, following the Share Exchange, will retain earnings to finance the development of QUETZAL’s business.

There are no provisions in the QUETZAL Certificate of Incorporation or By-Laws that would delay, defer or prevent a change in control of QUETZAL.

For additional information with respect to QUETZAL common stock, see “SUMMARY OF THE SHARE EXCHANGE- Market for QUETZAL Common Stock and Shares Available for Future Sale”.

INFORMATION WITH RESPECT TO VFCT

Description of the Business
VFCT’s description of business is set forth in the Form 8-K attached hereto as Appendix E.

INTERESTS OF CERTAIN DIRECTORS AND RELATED PARTIES IN THE SHARE EXCHANGE

In considering the recommendations of the QUETZAL and VFCT boards of directors with regard to the Share Exchange and related proposals, you should be aware that certain directors and executive officers of VFCT and certain related parties to QUETZAL have interests in the Share Exchange that are different from, or in addition to, the interests of the VFCT stockholders. The interests of VFCT’s directors and executive officers are primarily with respect to management positions in the new company. Louis J. Brothers and Larry K. Wilhide, the controlling shareholders, directors, and officers of VFCT, will assume nearly identical executive management positions at QUETZAL. See “MANAGEMENT FOLLOWING THE SHARE EXCHANGE”, below at page 12, for a detailed discussion of compensation arrangements with management of the combined company following the Share Exchange.

The interests of certain related parties of QUETZAL are primarily with respect to the proposed agreements attached to the Share Exchange Agreement. The QUETZAL board and the VFCT board were aware of such interests and considered them, among other matters, in approving the Share Exchange Agreement and the matters contemplated by the Share Exchange Agreement.

The Related Party Transactions

Approval of the Share Exchange Agreement resulted in the execution by QUETZAL of the following three agreements: the Consulting Agreement, the Warrant Agreement, and the Registration Rights Agreement. The three shareholders of the related parties, Coast To Coast Equity Group, Inc. and Quetzal Capital Funding 1, Inc., are identical. These shareholders are Charles J. Scimeca, Tony Frudakis, and George Frudakis.

1.	The Consulting Agreement
The Consulting Agreement (attached to the Share Exchange Agreement as Exhibit B) with Coast To Coast Equity Group, Inc. (the “Consultant”) enables QUETZAL to receive public relations services. The contract is for a two-year period. Consultant will organize and disseminate corporate information to potential investors as part of its investor relations services in compliance with applicable laws. The Board has determined that the Consulting Agreement will benefit the corporation by discharging its responsibilities to disseminate material non-public information and to help raise the market price of QUETZAL’s common stock. As part of the agreement, the Consultant agreed to pay for all of VFCT’s expenses, including its securities counsel’s expenses, but not VFCT’s accounting and auditing expenses, incurred up to the execution of the Share Exchange Agreement. Also, as part of the agreement, the Consultant will pay all of the expenses for VFCT to have a local office in Southern California. The Consultant was instrumental in locating a public company shell for VFCT’s use.

Consultant’s compensation for its consulting services will be 3,000,000 warrants representing 3,000,000 shares of QUETZAL’s capital stock. Consultant shall have preemptive (non-dilution) rights for the two year period from the Effective Date of the Share Exchange Agreement and early registration rights not available to VFCT’s shareholders.

2.	The Warrant Agreement
The Warrant Agreement (attached to the Share Exchange Agreement as Exhibit C) enables the Consultant to receive the warrants referenced in the preceding paragraph. As part of the terms of the warrants, Consultant will be entitled to receive as incentive compensation 1,000,000 shares at the exercise price of $1.00 per share when the per share market price of QUETZAL’s common stock closes at or above $1.00, 1,000,000 shares at the exercise price of $1.50 per share when the per share market price of QUETZAL’s common stock closes at or above $1.50, and 1,000,000 shares at the exercise price of $2.00 per share when the per share market price of QUETZAL’s common stock closes at or above $2.00.

3.	The Registration Rights Agreement
As an incentive for investment in QUETZAL, Coast To Coast Equity Group, Inc., Quetzal Capital Funding 1, Inc., and possibly certain private equity investors who provide capital funding to QUETZAL after the Effective Date of the Share Exchange Agreement will have early registration rights of their QUETZAL common stock (referred to in the agreement as “Early Financing Securities”). Former VFCT shareholders will not have the right to have their shares included in the first registration statement filed by QUETZAL after the Effective Date of the Share Exchange Agreement. The proposed Registration Rights Agreement (attached to the Share Exchange Agreement as Exhibit D) provides in relevant part that registration rights shall attach to:
(a) Three million (3,000,000) QUETZAL shares reserved for warrants for Coast To Coast Equity Group, Inc. pursuant to the Consulting Agreement of even date herewith;
(b) Five million (5,000,000) QUETZAL shares of which Four Million Five Hundred Thousand (4,500,000) shares are reserved for capital raising for QUETZAL and including therein any purchasers of any part of such Five million shares in private transactions prior to the effective date of a Registration Statement, and Five Hundred Thousand (500,000) shares are reserved for advertising, including any investor relations or public relations expenses; and
(c) Five million (5,000,000) shares held by Quetzal Capital Funding 1, Inc.
The Registration Rights Agreement, among other details, sets out the rights of the holders of eligible QUETZAL common stock, the applicable procedures, the time line for filing a registration statement, and penalties to QUETZAL for failure to comply with the agreement.

Coast To Coast Equity Group, Inc. and Quetzal Capital Funding 1, Inc. will also receive non-dilution rights for a period of time. All of the details of this and the afore-mentioned agreements are set forth in the documents attached hereto and in the accompanying Form 8-K.

MANAGEMENT FOLLOWING THE SHARE EXCHANGE

VFCT’s description of management following the share exchange is set forth in the Form 8-K attached hereto as Appendix E.

Risk Factors

General Risks of the Share Exchange
Before making an investment decision, you should carefully consider the risks described below. The risks and uncertainties described below are not the only ones facing VFCT. Additional risks and uncertainties neither presently known nor currently deemed material may also impair the operations of the combined companies. If any of the known or unknown risks actually materialize, the business, financial condition, or results of operations could be materially and adversely affected, the market value of the common stock could decline, and you could lose all or part of your investment.

With respect to the consideration of the proposed Share Exchange, there are general risks:

• There may be difficulties in combining two companies that have previously operated independently.
• The Share Exchange consideration is fixed and will not be adjusted for changes in the valuations of QUETZAL or VFCT before the Share Exchange is completed, which may result in an unexpected advantage or disadvantage to one party or the other.
• The QUETZAL shares received in exchange for VFCT shares will not be registered under the Securities Act of 1933, as amended, immediately following the exchange.
• There will not be a public market for resale of the shares of QUETZAL common stock immediately following the Share Exchange.
• Stockholders may not be able to liquidate their investment quickly in the event of an emergency, and should be able to bear the economic risk of their investment for an indefinite period of time.

Note Regarding Forward Looking Statements
Except for statements of historical fact, certain information contained herein constitutes forward looking statements' within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward looking statements address our current plans, intentions, beliefs and expectations and are statements of our expected future economic performance. Statements containing terms like believes', does not believe', plans', expects', intends', estimates', anticipates', and other phrases of similar meaning or the negative or other variations of these words or other comparable words or phrases are considered to imply uncertainty and are forward looking statements.

Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Company to be materially different from any future results or achievements of the Company expressed or implied by such forward looking statements. Such factors include, but are not limited to changes in economic conditions, government regulations, contract requirements and abilities, behavior of existing and new competitor companies and other risks and uncertainties.

We cannot guarantee our future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these forward looking statements. We are under no duty to update any of the forward looking statements after the date of this report.

Risks Relating to an Investment in VFCT
Investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other information in this information statement and its attachments deciding whether to exchange shares for QUETZAL shares and whether to exercise dissenter’s rights.

Because we have a net loss from operations of $567,144 for the year ended December 31, 2005, we face a risk of insolvency.

We have never earned substantial operating revenue. We have been dependent on equity financing to pay operating costs and to cover operating losses.

Because we have no significant sales history and are substantially dependent on a major contractor to generate future sales, our future is uncertain if our relationship with that major contractor fails.

The auditor's report for our December 31, 2005 financial statements includes an additional paragraph that identifies conditions which raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Financial Performance
For the fiscal years ended December 31, 2005 and December 31, 2004, VFCT had a net loss of $567,144 and $371,752, respectively. In 2004, VFCT’s net operating loss was partially offset by sales of $662,510. However, VFCT had no sales revenues in 2005.

Litigation
VFCT is not presently a party to any material litigation nor, to the knowledge of management, is any such litigation threatened.

See VFCT’s Financial Statements in Appendix E, the Form 8-K.

SUMMARY OF THE SHARE EXCHANGE AGREEMENT

The following summary describes the material terms and provisions of the Share Exchange Agreement and the Share Exchange. A copy of the Share Exchange Agreement is attached to this Information Statement as Appendix A and is incorporated into this document by reference. All stockholders are urged to read the Share Exchange Agreement carefully in its entirety. This summary is qualified in its entirety by reference to the Share Exchange Agreement.

General
On the effective date of the Share Exchange and pursuant to the Share Exchange Agreement, VFCT became a wholly-owned subsidiary of QUETZAL. QUETZAL will continue its corporate existence as a Florida corporation while VFCT will continue its corporate existence under the laws of the State of Pennsylvania.

Each share of VFCT common stock issued and outstanding at the effective time of the Share Exchange will automatically be converted into the right to receive 40,000 shares of QUETZAL common stock upon completion of the Share Exchange. Each share of QUETZAL common stock issued and outstanding at the effective date of the Share Exchange will remain issued and outstanding as one share of common stock of QUETZAL. For a further discussion, see “Consideration for the Share Exchange” and “Exchange of Stock Certificates,” below.

Following the Share Exchange, assuming full participation by the former VFCT stockholders, the former VFCT stockholders will become the controlling stockholders of QUETZAL, owning 80% of the outstanding common stock of QUETZAL, and their designees will become the directors and principal executive officers of QUETZAL. See “Shareholdings After the Share Exchange” below and “MANAGEMENT FOLLOWING THE SHARE EXCHANGE”, at page 12, for a more detailed discussion.

Although the Share Exchange became binding on the constituent corporations on July 6, 2006, the Share Exchange will become legally effective upon the filing of certificates of share exchange with the Corporation Bureau of the State of Pennsylvania and the Florida Division of Corporations, hereinafter referred to as the “Effective Date”. Such filing will be made as soon as is practicable.

Background of the Share Exchange; Relationships and Transactions Between the Parties
QUETZAL has no significant prior contacts and relationships with VFCT.

In October, 2005 Mr. Charles Scimeca from Coast To Coast Equity Group, Inc. met with Louis J. Brothers, to discuss VFCT’s possible interest in obtaining capital financing. Among the options discussed was the possibility of doing an initial public offering or a merger with a public company. Subsequently, Coast To Coast Equity Group, Inc. and VFCT entered into a Letter of Intent wherein Coast To Coast Equity Group, Inc. agreed to assist VFCT in locating a suitable company with which to merge. The Letter of Intent was extended in an Amended Letter of Intent executed in February 2006. By then, Coast To Coast Equity Group, Inc. had located a number of potential companies for VFCT to consider as a merger partner. VFCT agreed that Coast To Coast Equity Group, Inc. would be retained as a consultant following the merger with a public company and would provide investor relations and related services as set for th in the Consulting Agreement attached hereto. The parties did not discuss compensating Coast To Coast Equity Group, Inc. for its role in assisting VFCT to locate a merger partner. However, at all times, the directors of VFCT were aware that Coast To Coast Equity Group, Inc. principal Mr. Scimeca would have a beneficial interest in any company presented as a proposed merger partner with VFCT.

During the ensuing ten months, numerous discussions occurred between Mr. Scimeca, the representatives of several public companies, and Mr. Louis J. Brothers regarding a Share Exchange of a public company and VFCT. Among the issues discussed were the number of common shares of a public company that may be issued as consideration; shareholdings and contemplated management following the Share Exchange; the plan of operation for the combined company; the potential impact on the expected trading of the public company’s common stock; and the rights of stockholders who may oppose the Share Exchange. Both Mr. Scimeca and Mr. Brothers agreed that the parties involved should continue with the exploratory process. Also during this time the parties began negotiating terms of a Share Exchange Agreement with the goal of arriving at a definitive agreement of Share Exchange before February 2006. At this time, the parties proposed that each company begin due diligence investigations with respect to the other’s operations and that each company obtain audited financial statements as of the end of their most recent fiscal year.

Due diligence, as performed by each of the respective companies, included a review of corporate documents; financial reports and similar statements; lien searches; litigation matters; insurance coverage; and various other matters.

On March 16, 2006, counsel for Coast To Coast Equity Group, Inc. distributed to the parties a first draft of the Share Exchange Agreement for review by the respective boards of directors of each company. At this time the proposed merger candidate was narrowed down to QUETZAL. The parties at this time and during the following weeks discussed the transaction with their respective financial and legal advisors. Each company authorized its respective legal counsel to refine certain provisions of the draft and further authorized their legal counsel to discuss revisions to the document. On April 26, 2006, counsel for Coast To Cost Equity Group, Inc. distributed to the parties a first draft of the Information Statement for use by VFCT.

The VFCT board has continually monitored the progress of discussions about a proposed merger. The board has discussed the due diligence review of QUETZAL as well as the terms of the draft Share Exchange Agreement and related documents, the restrictions on the resale of the QUETZAL common stock issued in the transaction and the application process for the quoting of QUETZAL common stock on the Pink Sheets or the Over the Counter Bulletin Board. Also discussed in detail were the various aspects of the Share Exchange including the exchange ratio for the common stock of VFCT, the basis for its determination, and expected shareholdings of the combined company. The VFCT board authorized the execution of the Share Exchange Agreement on the terms reviewed and discussed by the VFCT board.

Dr. Tony Frudakis, the sole director of Quetzel Capital Funding 1, Inc., which is the sole shareholder of QUETZAL, at all times was fully familiar with the proposed transaction with VFCT, voted to approve the merger and related documents attached to the Share Exchange Agreement without need for a meeting. Dr. Frudakis and Charles Scimeca, representing a majority of the individual shareholders of Quetzal Capital Funding 1, Inc., consented to QUETZAL’s participation in the proposed transaction on the agreed terms.

The QUETZAL and VFCT boards considered obtaining an opinion from an independent investment banker as to the fairness of the Share Exchange consideration to the QUETZAL and VFCT stockholders. Each board decided that a fairness opinion was not necessary because the relative valuations of QUETZAL and VFCT, which were the basis for the Share Exchange consideration, were being determined based on assets that have a readily ascertainable market value. In agreeing to the relative valuations of QUETZAL and VFCT, each board reviewed documents supporting the value of the respective assets of the other company. The boards of QUETZAL and VFCT also considered the necessity of obtaining an opinion on the tax-free nature of the proposed merger transaction. Both boards were comfortable in the routine nature of the transaction and felt that a separate legal opinion was not necessary. In deciding against obtaining a fairness opinion and a legal opinion, each board also considered that the stockholders of VFCT have the right to dissent to the Share Exchange and obtain cash for the fair value of their shares. In addition, the cost of obtaining a fairness opinion and a legal opinion was also a factor in the board decisions.

After consideration and discussion of the proposed Share Exchange Agreement, Messrs. Brothers and Wilhide voted to approve the draft of the Share Exchange Agreement as well as the other matters contemplated by the Share Exchange Agreement, including the name change of QUETZAL and the draft of the proposed information statement. Messrs. Brothers and Wilhide executed the Share Exchange Agreement on behalf of VFCT on July 6, 2006.

On July 6, 2006, Mr. Frudakis executed the Share Exchange Agreement on behalf of QUETZAL.

VFCT’s Reasons for the Share Exchange
The VFCT board believes that the terms of the Share Exchange Agreement are fair and in the best interests of VFCT and VFCT’s shareholders. Accordingly, the VFCT board has approved the Share Exchange Agreement, and determined that the Share Exchange and the other matters contemplated by the Share Exchange are advisable. In reaching its determination, the VFCT board consulted with its legal and financial advisors and considered a variety of factors with respect to the Share Exchange, including the fairness of the consideration, contemplated management of the combined company, the plan of operation following the Share Exchange, and the potential market for VFCT common stock. The VFCT board concluded that a Share Exchange with QUETZAL along with the possible increase in market value and liquidity for QUETZAL common stock was preferred to the other alternatives considered. The VFCT board believes that VFCT, as the operating business of QUETZAL, will be a publicly traded company within a reasonable time following the Share Exchange, which ultimately will provide VFCT’s stockholders with liquidity in their investment and with possible appreciation in the value of their shares.

The VFCT board noted that, upon consummation of the Share Exchange, the VFCT common stockholders will have a right to dissent to the Share Exchange and to obtain payment in cash for the fair value of their shares if any VFCT stockholders do not wish to be investors in the newly restructured QUETZAL.

The VFCT board considered that a Share Exchange with QUETZAL, which has common stock registered under the Exchange Act, would allow VFCT management to utilize QUETZAL as a vehicle to more readily finance the development and expansion of its business. In effecting such transactions, management would have the ability to offer QUETZAL common stock, for which it is expected that there will be a public market, as consideration for payment for services or for capital financing rather than expending cash resources. The Share Exchange with QUETZAL was preferred by the VFCT board to the alternative of a public offering of VFCT’s own common stock with the attendant uncertainties as to prevailing market conditions, obtaining a sufficient number of shareholders to qualify for listing on NASDAQ or the NASDAQ Over-the-Counter Bulletin Board, and the costs and additional time involved with a new securities offering.

Consideration for the Share Exchange
At the Effective Date of the Share Exchange, each share of VFCT common stock issued and outstanding will automatically convert into and become the right to receive 40,000 shares of QUETZAL common stock (the “Exchange Ratio”).

VFCT had 1,000 shares of common stock outstanding as of the date of this Information Statement, which, when multiplied by the Exchange Ratio, results in the holders of VFCT common stock receiving aggregate consideration of 40,000 shares of QUETZAL common stock in the Share Exchange. Upon consummation of the Share Exchange, the former VFCT common stockholders will become the controlling stockholders of QUETZAL, owning 80% of the then outstanding shares of QUETZAL common stock (if all former VFCT shareholders elect to participate), Quetzal Capital Funding 1, Inc. owning 10%, and the remaining 10% reserved for VFCT’s capital raising efforts and the payment of VFCT’s advertising and investor relations expenses.

The determination of the Exchange Ratio in the Share Exchange is based on the relative degree of control VFCT’s controlling shareholders agreed to relinquish in exchange for the potential benefits that ownership of a public company may offer, on the one hand, and, on the other hand, the assurance of continued opportunities to increase the value of Quetzal Capital Funding 1, Inc. holdings in QUETZAL and of its related party Coast To Coast Equity Group, Inc., which is entering into a consulting agreement with QUETZAL and will be compensated in QUETZAL stock. Both Quetzal Capital Funding 1, Inc. and Coast To Coast Equity Group, Inc. will have registration rights for QUETZAL stock currently possessed or which will be received (in the case of Coast To Coast Equity Group, Inc.) in the form of warrants associated with the QUETZAL stock. The Consulting Agreement, the Warrant Agreement, and the Registration Rights Agreement are attached to the Share Exchange Agreement as Exhibits B, C, and D, respectively.

At the Effective Date of the Share Exchange, holders of VFCT common stock will cease to be stockholders of VFCT and will no longer have any rights as VFCT stockholders, other than the right to receive the applicable consideration in the Share Exchange. After the Effective Date, there will be no transfers on VFCT’s stock transfer books of any shares of VFCT common stock.

Dilution after the Share Exchang
Upon the effectiveness of the Share Exchange Agreement, QUETZAL will have 50,000,000 shares outstanding of which 40,000,000 are owned by VFCT’s former shareholders.

Because the former VFCT shareholders will not have preemptive rights, the issuance of additional shares of common stock by QUETZAL, except for a pro-rata distribution to the former VFCT stockholders, has the effect of diluting the proportional interest in QUETZAL held by each of the former VFCT stockholders.

At the present time dilution is foreseeable in the following circumstances. For example, of the 100,000,000 shares of common stock authorized, fifty-percent (50%) or 50,000,000 shares of QUETZAL are issued and outstanding. Former VFCT shareholders as a group will own 40,000,000 shares of common stock, which represents eighty-percent (80%) of the issued and outstanding shares of QUETZAL. However, pursuant to the Share Exchange Agreement, Coast To Coast Equity Group, Inc. will receive warrants entitling it to 3,000,000 shares. These shares are not included in the 5,000,000 shares reserved for capital investment, advertising, and public relations expenses. If Coast To Coast Equity Group, Inc. exercises all of its warrants, the issued and outstanding shares will increase to 53,000,000, and the former VFCT shareholders will realize a decrease in their percentage ownership of four percent (4%). Thereafter, if QUETZAL issued capital stock for any reason from its reserve of 47,000,000 authorized shares, the former VFCT shareholders could realize up to fifty percent (50%) dilution of their investment.

The shares owned by Quetzal Capital Funding 1, Inc. and Coast To Coast Equity Group, Inc. will not be diluted after the Share Exchange pursuant to the Share Exchange Agreement. The Share Exchange Agreement provides that these two parties’ percentage ownership interests will not be affected by dilutive events for a two year period following the effective date of a registration statement.

Shareholdings After the Share Exchange
The table below lists information about the expected ownership and control of QUETZAL common stock following the Share Exchange by (i) each person expected by QUETZAL to be the beneficial owner of its outstanding common stock, (ii) each of the contemplated directors and executive officers of QUETZAL, and (iii) all directors and executive officers of QUETZAL, following the Share Exchange, as a group. This information is based on shareholdings as of the date of this Information Statement.

Exchange of Shares in the Reorganized Public Company
Shareholder Name	Former Holdings	New Holdings

Larry & Pat Wilhide, TEN ENT	472 shares VFCT	18,880,000 shares
Louis & Roe Brothers, TEN ENT	472 shares VFCT	18,880,000 shares
John & Jeanne Kaufman, TEN ENT	10 shares VFCT	400,000 shares
Robert Price	2 shares VFCT	80,000 shares
Herb B. Singer	1 share VFCT	40,000 shares
Erik M. Gelotte	1 share VFCT	40,000 shares
Dom Ruggeri	1 share VFCT	40,000 shares
Dr. Edward P. Kingsbury	1 share VFCT	40,000 shares
Randy & Katie Broadright, TEN ENT	10 shares VFCT	400,000 shares
Louis C. Brothers	10 shares VFCT	400,000 shares
Michael C. Brothers	10 shares VFCT	400,000 shares
Rebecca Fallgren	10 shares VFCT	400,000 shares
Quetzal Capital Funding 1, Inc.	5,000,000 shares QC1	5,000,000 shares

Total:		45,000,000 shares

Market for QUETZAL Common Stock and Shares Available for Future Sale
There is currently no established public trading market for the common stock of QUETZAL, which is owned by one stockholder.

QUETZAL intends to initiate procedures to have its common stock quoted on the NASDAQ Over-the Counter Bulletin Board following consummation of the Share Exchange. However, no assurance can be given that QUETZAL will be able to have its shares included in the inter-dealer quotation system or that an active public market for QUETZAL common stock will develop or be sustained after completion of the Share Exchange.

The QUETZAL common stock received by the VFCT stockholders as consideration in the Share Exchange has not been registered under the Securities Act. Accordingly, those shares of QUETZAL common stock so issued are subject to certain restrictions on transferability and may only be sold pursuant to SEC Rule 145. QUETZAL will give stop transfer instructions to the transfer agent with respect to those QUETZAL common shares issued in the Share Exchange and will place a legend on the stock certificates noting the restrictions on transferring the shares.

Notwithstanding the requirements of SEC Rule 145, in the event that QUETZAL undertakes the filing of a registration statement under the Securities Act for its own capital financing purposes at some time in the future, those shares of QUETZAL common stock received by VFCT stockholders as consideration in the Share Exchange may be registered for public trading under the Securities Act. Upon such registration statement being declared effective by the Securities and Exchange Commission, the shares of QUETZAL common stock so registered will be freely transferable. If no such registration statement is filed by VFCT, the shares of QUETZAL received pursuant to the Share Exchange will remain subject to the restrictions on transferability contained in SEC Rule 145.

In addition, following the Share Exchange, QUETZAL will have 3,000,000 shares of its common stock reserved for issuance to Coast To Coast Equity Group, Inc. upon its exercise of certain warrants provided for under the terms of the Consulting Agreement and the Warrant Agreement. These 3,000,000 shares of QUETZAL common stock will be included in a registration statement filed for the benefit of Coast To Coast Equity Group, Inc., Quetzel Capital Funding 1, Inc., and certain private equity investors of VFCT who contribute capital in exchange for VFCT common stock after the Effective Date of the Share Exchange. After the filing of that registration statement, these shares of QUETZAL common stock will be freely tradable in a public market, or, in the case of the warrants, will be freely tradable immediately following the exercise of such warrants. As of the date of this information statement, no warrants have been issued.

For further information with regard to QUETZAL common stock, see “INFORMATION WITH RESPECT TO QUETZAL- Description of QUETZAL’s Common Stock”.

Exchange of Stock Certificates, Remedy for Failure to Exchange Certificates
Promptly after the Effective Date, QUETZAL will deposit with its transfer agent, certificates representing the shares of QUETZAL common stock that are issuable in connection with the Share Exchange for shares of VFCT common stock. Promptly after the Effective Date, QUETZAL will cause the transfer agent to send by regular mail to each holder of record of shares of VFCT common stock at the Effective Date of the Share Exchange at their addresses on the records of VFCT transmittal materials for use in the exchange of the Share Exchange consideration for certificates representing VFCT common stock. QUETZAL will deliver to holders of VFCT common stock who surrender their certificates to the transfer agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of QUETZAL common stock to which such holders are entitled.

Until properly surrendering their certificates, holders of unexchanged shares of VFCT common stock will not be entitled to receive any dividends or other distributions with respect to QUETZAL common stock. After surrender of the certificates representing VFCT common stock, the record holder of such shares will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of QUETZAL common stock represented by such certificate.

Upon receipt from a former shareholder of VFCT of certificates representing shares of VFCT Common Stock, the transfer agent shall forward to such former shareholder of VFCT (i) a New Certificate representing his, her or its shares of QUETZAL common stock, and (ii) dividends, if any, declared thereon subsequent to the Effective Date (without interest).

If any New Certificate is to be issued in a name other than that in which the certificate formerly representing VFCT Common Stock (an "Old Certificate") and surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to the transfer agent any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

In the event that any Old Certificates have not been surrendered for exchange on or before the second anniversary of the Effective Date, QUETZAL may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of VFCT Common Stock which such holders are entitled to receive (the "Unclaimed Shares"). Any such sale may be made by public or private sale or in such manner and at such times as QUETZAL shall determine. QUETZAL shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates, whose unclaimed shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Public Company for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by QUETZAL.

If any Old Certificates are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of QUETZAL (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither QUETZAL nor its agents or any other person shall be liable to any former holder of VFCT Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

NO FURTHER OWNERSHIP RIGHTS IN VFCT Stock. All cash and shares of QUETZAL issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VFCT Common Stock and there shall be no further registration of transfers on the records of QUETZAL of shares of VFCT Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to QUETZAL for any reason, they shall be canceled and exchanged as provided in this section.

LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any VFCT Certificates shall have been lost, stolen or destroyed, QUETZAL shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash and/or certificates representing the shares of VFCT Common Stock that the shares of QUETZAL were converted into and any dividends or distributions payable thereon; provided, however, that, as a condition precedent to the issuance of such cash and certificates representing shares of VFCT Common Stock and other distributions, the owner of such lost, stolen or destroyed Certificates shall indemnify VFCT against any claim that may be made against VFCT or QUETZAL with respect to the Certificates alleged to have been lost, stolen or destroyed.

Accounting Treatment
We expect the Share Exchange to be accounted for as a purchase. All of the pro forma financial information in the information statement assumes that the Share Exchange will be accounted for as a purchase. However, we cannot assure you that the Share Exchange will, in fact, qualify as a purchase. We will account for the Share Exchange in whichever manner complies with GAAP requirements at the time of the Share Exchange.

The parties have prepared the unaudited pro forma financial information contained in this information statement using the purchase accounting method to account for the Share Exchange. See "SUMMARY - Comparative Pro Forma and Historical Per Share Data" and the “QUETZAL Unaudited Pro Forma Balance Sheet” included in the accompanying Financial Statements.

Federal Income Tax Consequences
We anticipate that the Share Exchange will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. As such, the following would be the material federal income tax consequences of the Share Exchange:

|X| no gain or loss will be recognized by VFCT or QUETZAL in the Share Exchange;

|X| for purposes of preparing a consolidated tax return for the combined company the Share Exchange is a reverse acquisition within the meaning of Treasury Regulations Section 1.1502-75(d)(3), and the tax year of VFCT will be treated as the tax year for the group.

|X| no gain or loss will be recognized by the stockholders of VFCT, including those stockholders who are foreign persons, upon their receipt of QUETZAL common stock in exchange for their VFCT common stock, except that the cash proceeds received for the fair value of the shares held by those stockholders of QUETZAL or VFCT who oppose the Share Exchange in exercise of their rights as dissenting stockholders will be treated as having been received as a distribution in full payment in exchange for the share interests redeemed, respectively, as provided in Section 302(a) of the Internal Revenue Code;

|X| the tax basis of the shares of QUETZAL common stock received by the VFCT stockholders will be the same as the tax basis of their VFCT common stock exchanged for the QUETZAL stock; and

|X| the holding period of the QUETZAL common stock in the hands of former VFCT stockholders will include the holding period of their VFCT common stock exchanged for the QUETZAL stock, provided the VFCT common stock is held as a capital asset at the Effective Date of the Share Exchange.

We include the above discussion with respect to the material federal income tax consequences of the Share Exchange for general information only. The discussion does not address the state, local or foreign tax aspects of the Share Exchange. The discussion is based on currently existing provisions of the Internal Revenue Code, treasury regulations and other tax law.

EACH VFCT STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE SHARE EXCHANGE TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Comparison of Shareholders’ Rights
Upon completion of the Share Exchange, the stockholders of VFCT will become stockholders of QUETZAL. The rights of VFCT stockholders are presently governed by Pennsylvania law, the VFCT Articles of Incorporation and the VFCT bylaws. As stockholders of QUETZAL following the Share Exchange, the rights of former VFCT stockholders will be governed by Florida law, the QUETZAL Certificate of Incorporation and the QUETZAL bylaws.

EACH VFCT STOCKHOLDER SHOULD CONSULT HIS OR HER OWN LEGAL ADVISOR WITH RESPECT TO THE MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF VFCT COMMON STOCK PRIOR TO AND AFTER COMPLETION OF THE SHARE EXCHANGE.

You can obtain copies of the governing corporate instruments of QUETZAL and VFCT, without charge, by contacting either QUETZAL or VFCT at the addresses or phone numbers listed under “ADDITIONAL INFORMATION” at page 26 of this information statement.

Rights of Dissenting Shareholders
The stockholders of VFCT have a right to dissent to the Share Exchange and to obtain payment in cash for the fair value of their shares by complying with certain prescribed procedures. See “Rights of Dissenting Shareholders” for VFCT, at pages 6 and 7, and in the appendix to this information statement.

SUMMARY OF THE NAME CHANGE OF QUETZAL CAPITAL 1, INC.

By resolution adopted July 6, 2006, the new directors and majority shareholders of QUETZAL declared it advisable and in the best interests of QUETZAL to amend QUETZAL's Articles of Incorporation to reflect an amendment changing the company’s name to “VALLEY FORGE COMPOSITE TECHNOLOGIES, INC. Article I the QUETZAL Articles will be amended to read as follows:

Article I

The name of the corporation is:

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

In weighing the merits of a possible name change, the board considered that the operating business of the company has always been known as “Valley Forge Composite Technologies, Inc.” and that any other name might be misleading to third-parties attempting to locate or to do business with the company.

Therefore, after consideration given to the foregoing, as well as the strategic plans of management, the QUETZAL board of directors deemed it appropriate to change the name of the company.

The name change will become effective upon the filing of the Amended Certificate of Incorporation with the Department of Corporations of the State of Florida, which will occur as soon as is reasonably practicable after completion of the Share Exchange. We have attached the Amended QUETZAL Articles of Incorporation, which includes the amended Article I of QUETZAL's Articles of Incorporation, as Appendix B to this Information Statement. The proposed Amended Articles of Incorporation also change the principal place of business address, mailing address, and the name and address of the registered agent. Shareholder approval of these additional ministerial items is not required under Florida law.

LEGAL MATTERS

The validity of the common stock to be issued by QUETZAL in connection with the Share Exchange will be passed upon by Russell C. Weigel, III, P.A., Miami, Florida, counsel for QUETZAL.

ACCOUNTING MATTERS

The consolidated balance sheet of QUETZAL and the statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, have been incorporated by reference in this Information Statement from QUETZAL’s Form 10-K filed with the U.S. Securities & Exchange Commission, and its first quarter 2006 unaudited financial statement filed on Form 10-Q, in reliance upon the report of Sherb & Co., LLP, independent certified public accountants.

The balance sheet of VFCT, and the statements of operations, stockholders’ equity and cash flows for each of the two years ended December 31, 2005, and December 31, 2004 incorporated by reference in this Information Statement, have been audited by Morison Cogen LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon their report.

ADDITIONAL INFORMATION

If you have questions or need additional information about the Share Exchange or other proposals or would like additional copies of the Information Statement, you should contact:

If to Valley Forge Composite Technologies, Inc.: If to Coast To Coast Equity Group, Inc.:

Valley Forge Composite Technologies, Inc. Attention: Charles J. Scimeca
Attention: Louis J. Brothers 9040 Town Center Parkway
628 Jamie Circle Bradenton, FL 34202
King of Prussia, PA 19406

If to Quetzal Capital Funding 1, Inc.: If to Quetzal Capital 1, Inc.:

Attention: Tony Frudakis Attention: Tony Frudakis
9040 Town Center Parkway 9040 Town Center Parkway
Bradenton, FL 34202 Bradenton, FL 34202

APPENDIX A

Share Exchange Agreement and related attached agreements

APPENDIX B

Amended Certificate of Incorporation of Quetzal Capital 1, Inc.

APPENDIX C

Pennsylvania Business Corporation Law Dissenter’s Rights Statutes

§ 1931. Share Exchanges

   (d) DISSENTERS RIGHTS IN SHARE EXCHANGES.-- Any holder of shares that are to be exchanged or converted pursuant to a plan of exchange who objects to the plan and complies with the provisions of Subchapter D of Chapter 15 shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See section 1906(c) (relating to dissenters rights upon special treatment).

Note: Subchapter D, Section 15, BCL, is comprised of statute sections 1571 through 1580, all of which are set forth below.

§ 1571. Application and Effect of Subchapter

    (a) GENERAL RULE.-- Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter See:

   Section 1906(c) (relating to dissenters rights upon special treatment).

   Section 1930 (relating to dissenters rights).

   Section 1931(d) (relating to dissenters rights in share exchanges).

   Section 1932(c) (relating to dissenters rights in asset transfers).

   Section 1952(d) (relating to dissenters rights in division).

   Section 1962(c) (relating to dissenters rights in conversion).

   Section 2104(b) (relating to procedure).

   Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

   Section 2325(b) (relating to minimum vote requirement).

   Section 2704(c) (relating to dissenters rights upon election).

   Section 2705(d) (relating to dissenters rights upon renewal of election).

   Section 2904(b) (relating to procedure).

   Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

   Section 7104(b)(3) (relating to procedure).

   (b) EXCEPTIONS.—

   (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

     (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

     (ii) held beneficially or of record by more than 2,000 persons.

   (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

     (i) (Repealed.)

     (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

     (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

   (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) GRANT OF OPTIONAL DISSENTERS RIGHTS.-- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

   (d) NOTICE OF DISSENTERS RIGHTS.-- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

   (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

   (2) a copy of this subchapter.

   (e) OTHER STATUTES.-- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.-- This subchapter may not be relaxed by any provision of the articles.

   (g) COMPUTATION OF BENEFICIAL OWNERSHIP.-- For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

   (h) CROSS REFERENCES.-- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "DISSENTER." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

   "SHAREHOLDER." A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and Beneficial Holders and Owners

    (a) RECORD HOLDERS OF SHARES.-- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) BENEFICIAL OWNERS OF SHARES.-- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of Intention to Dissent

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to Demand Payment

    (a) GENERAL RULE.-- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action In either case, the notice shall:

   (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

   (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

   (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

   (4) Be accompanied by a copy of this subchapter.

   (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.-- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to Comply with Notice to Demand Payment, etc.

    (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.-- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) RESTRICTION ON UNCERTIFICATED SHARES.-- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (c) RIGHTS RETAINED BY SHAREHOLDER.-- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of Restrictions or Payment for Shares

    (a) FAILURE TO EFFECTUATE CORPORATE ACTION.-- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) RENEWAL OF NOTICE TO DEMAND PAYMENT.-- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (c) PAYMENT OF FAIR VALUE OF SHARES.-- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

   (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

   (2) A statement of the corporation's estimate of the fair value of the shares.

   (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

   (d) FAILURE TO MAKE PAYMENT.-- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by Dissenter of Fair Value of Shares

    (a) GENERAL RULE.-- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) EFFECT OF FAILURE TO FILE ESTIMATE.-- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation Proceedings Generally

    (a) GENERAL RULE.-- Within 60 days after the latest of:

   (1) effectuation of the proposed corporate action;

   (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

   (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) MANDATORY JOINDER OF DISSENTERS.-- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S Ch 53 (relating to bases of jurisdiction and interstate and international procedure)

   (c) JURISDICTION OF THE COURT.-- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) MEASURE OF RECOVERY.-- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and Expenses of Valuation Proceedings

    (a) GENERAL RULE.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.-- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.-- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX D

SHAREHOLDER'S NOTICE OF EXERCISE OF DISSENTERS RIGHTS

THIS FORM IS TO BE USED ONLY BY VALLEY FORGE COMPOSITE TECHNOLOGIES, INC., A PENNSYLVANIA CORPORATION, SHAREHOLDERS WHO WANT TO EXERCISE THEIR DISSENTER’S RIGHTS.

SHAREHOLDERS WHO WANT TO SURRENDER THEIR CERTIFICATES FOR SHARES OF VALLEY FORGE COMPOSITE TECHNOLOGIES, INC., A PENNSYLVANIA CORPORATION, FOR CERTIFICATES REPRESENTING AN EQUAL NUMBER OF SHARES OF QUETZAL CAPITAL 1, INC., A FLORIDA CORPORATION, AS PROVIDED IN THE SHARE EXCHANGE AGREEMENT DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT SHOULD NOT COMPLETE THIS FORM.

To: Valley Forge Composite Technologies, Inc.
Attention: Louis J. Brothers
628 Jamie Circle
King of Prussia, PA 19406

The undersigned hereby demands payment, pursuant to Chapter 15, Subchapter D (Dissenters Rights) of the Pennsylvania Business Corporation Law of 1988, with respect to the number of shares of stock of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation ( the "Shares"), described below:

Certificate Numbers(s)  Total Number of Shares  Date of Acquisition of
Represented by   Shares Represented by
Certificate(s)   Certificate(s)

____________________ ____________________ ___________________

The undersigned dissenting shareholder hereby certifies that the date(s) on which the undersigned dissenting shareholder, or the person on whose behalf the undersigned dissenting shareholder dissents, acquired beneficial ownership of the Shares described above, correspond(s) with the date(s) appearing under "Date of Acquisition of Shares Represented by Certificate(s)." The undersigned dissenting shareholder understands that in order to exercise dissenters rights, he/she must perform both of the following actions on or before July 31, 2006; (i) deposit certificates representing the Shares with Valley Forge Composite Technologies, Inc. at the above address; and (ii) and deliver this Form to Valley Forge Composite Technologies, Inc. at the above address.

_______________________________________    _________________________
Signature of Dissenting Shareholder      Dated

________________________________________
Name

________________________________________
Address:

________________________________________

________________________________________

APPENDIX E

Form 8-K